NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Third Quarter 2019 Results
Third quarter highlights:

•	Record consolidated net sales of $2.1 billion, up 3.9% versus prior year

–	Organic sales growth of 3.4%

•	Cost of goods sold as a percentage of net sales of 81.4%

–	Gross margin of 18.6%

•	Operating profit of $94 million

–	Operating margin of 4.4%

•	Earnings per diluted share of $1.52, up 8%

•	Operating cash flow of $125.4 million; free cash flow of $116.5 million, or 181% of net income

•	Leverage of 3.0x, down 0.2x sequentially
PITTSBURGH, October 31, 2019 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistics services, announces its results for the third quarter of 2019.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, “We achieved record third quarter sales due to improving results in the U.S. and strength in Industrial, Utility and Datacom. Despite an economic backdrop of increased headwinds, all of our end markets and geographies grew on a year-over-year basis as expected. Gross margin was down versus prior year primarily driven by business mix and the impact of supplier price increases, which we continue to aggressively work to pass through. Operating margin was within our expected range driven by effective cost management and EPS grew 8% versus prior year. Free cash flow generation was also very strong at over 180% of net income due to inventory reduction and strong collections in the quarter.”
The following are results for the three months ended September 30, 2019 compared to the three months ended September 30, 2018:

•
Net sales were $2.1 billion for the third quarter of 2019, up 3.9% compared to the third quarter of 2018. Organic sales for the third quarter of 2019 grew by 3.4% as foreign exchange rates negatively impacted net sales by 0.4%, and acquisitions positively impacted net sales by 0.9%. Sequentially, there was no change in net sales; organic sales increased 1.2%.

•
Cost of goods sold for the third quarter of 2019 and 2018 was $1.7 billion, and gross profit was $400.2 million and $397.2 million, respectively. As a percentage of net sales, gross profit was 18.6% and 19.2% for the third quarter of 2019 and 2018, respectively. Gross profit as a percentage of net sales for the third quarter of 2019 primarily reflects unfavorable business mix and the impact of supplier price increases.

•
Selling, general and administrative expenses were $290.9 million, or 13.5% of net sales, for the third quarter of 2019, compared to $284.1 million, or 13.7% of net sales, for the third quarter of 2018.

•
Operating profit was $93.7 million for the third quarter of 2019, compared to $97.5 million for the third quarter of 2018. Operating profit as a percentage of net sales was 4.4% for the current quarter, compared to 4.7% for the third quarter of the prior year.

•
Net interest and other for the third quarter of 2019 was $13.5 million, compared to $17.1 million for the third quarter of 2018. The resolution of transfer pricing matters associated with the Canadian taxing authority resulted in non-cash interest income of $3.7 million for the third quarter of 2019.

•
The effective tax rate for the third quarter of 2019 was 19.8%, compared to 17.2% for the third quarter of 2018. The higher effective tax rate in the current quarter is primarily due to the full application of the international provisions of U.S. tax reform, as well as taxes attributable to the undistributed earnings of operations in China that are expected to be remitted in the future.

•	Net income attributable to WESCO International, Inc. was $64.5 million for the third quarter of 2019, compared to $66.8 million for the third quarter of 2018.

•
Earnings per diluted share for the third quarter of 2019 was $1.52, based on 42.4 million diluted shares, compared to $1.41 for the third quarter of 2018, based on 47.5 million diluted shares, an increase of 8%.

•
Operating cash flow for the third quarter of 2019 was $125.4 million, compared to $87.6 million for the third quarter of 2018. Free cash flow for the third quarter of 2019 was $116.5 million, or 181% of net income, compared to $80.3 million, or 120% of net income, for the third quarter of 2018.

The following are results for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018:

•
Net sales were $6.3 billion for the first nine months of 2019, compared to $6.2 billion for the first nine months of 2018, an increase of 1.5%. Organic sales for the first nine months of 2019 grew by 2.1% as foreign exchange rates and the number of workdays negatively impacted net sales by 0.9% and 0.5%, respectively, and were partially offset by the positive 0.8% impact from acquisitions.

•
Cost of goods sold for the first nine months of 2019 was $5.1 billion and gross profit was $1.2 billion, compared to $5.0 billion and $1.2 billion, respectively, for the first nine months of 2018. As a percentage of net sales, gross profit was 19.0% and 19.1% for the first nine months of 2019 and 2018, respectively.

•
Selling, general and administrative expenses were $883.2 million, or 14.1% of net sales, for the first nine months of 2019, compared to $867.8 million, or 14.1% of net sales, for the first nine months of 2018.

•
Operating profit was $262.4 million for the first nine months of 2019, compared to $262.0 million for the first nine months of 2018. Operating profit as a percentage of net sales was 4.2% for both the current and prior nine month periods.

•
Net interest and other for the first nine months of 2019 was $47.9 million, compared to $54.6 million for the first nine months of 2018. The resolution of transfer pricing matters associated with the Canadian taxing authority resulted in non-cash interest income of $3.7 million for the first nine months of 2019. For the nine months ended September 30, 2018, net interest and other includes a foreign exchange loss of $3.0 million from the remeasurement of a financial instrument, as well as accelerated amortization of debt discount and debt issuance costs totaling $0.8 million due to early repayments of our then outstanding term loan facility.

•
The effective tax rate for the first nine months of 2019 was 21.0%, compared to 19.3% for the first nine months of 2018. The higher effective tax rate in the current year is primarily due to the full application of the international provisions of U.S. tax reform, as well as taxes attributable to the undistributed earnings of operations in China that are expected to be remitted in the future.

•	Net income attributable to WESCO International, Inc. was $170.3 million for the first nine months of 2019, compared to $169.2 million for the first nine months of 2018.

•
Earnings per diluted share for the first nine months of 2019 was $3.88, based on 43.9 million diluted shares, compared to $3.56 for the first nine months of 2018, based on 47.5 million diluted shares, an increase of 9%.

•
Operating cash flow for the first nine months of 2019 was $116.7 million, compared to $174.5 million for the first nine months of 2018. Free cash flow for the first nine months of 2019 was $86.3 million, or 51% of net income, compared to $150.7 million, or 90% of net income, for the first nine months of 2018. The Company repurchased $150.0 million of shares during the first nine months of 2019.

Mr. Engel continued, “We remain committed to delivering profitable growth in 2019 and beyond. Based on our year-to-date results and our view of the end markets, we have narrowed the range for our full-year expectations for sales, operating margin and EPS while maintaining our outlook for free cash flow generation of at least 90% of net income. As the economy slows and end markets become more challenging, the strong free cash flow generation capability of our business supports execution of our strategy and capital allocation priorities."

Mr. Engel added, "Consistent with our past practice, we are providing our first end market outlook for 2020 today. Overall we expect our end markets to provide profitable growth opportunities for WESCO, while macroeconomic uncertainties could limit growth rates in the Industrial and Construction end markets. We expect to outperform the market by leveraging our full range of WESCO services and supply chain solutions, by making investments in our people and digital capabilities, and by maintaining our cash and cost management discipline. As a result, we expect sales growth in the range of flat to 4% for next year and will provide the balance of our 2020 outlook during our fourth quarter earnings call in January. Customers are seeking continuous improvement and supply chain stability in an increasingly complex and rapidly changing world. Our talented team of associates and our robust portfolio of products and value-added services continue to differentiate WESCO in providing our customers with complete solutions for their MRO, OEM and capital project needs.”
Webcast and Teleconference Access

WESCO will conduct a webcast and teleconference to discuss the third quarter of 2019 earnings as described in this News Release on Thursday, October 31, 2019, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistic services. 2018 annual sales were approximately $8.2 billion. The company employs approximately 9,300 people, maintains relationships with approximately 30,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 11 fully automated distribution centers and approximately 500 branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact Information:
Will Ruthrauff
Director, Investor Relations and Corporate Communications
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2019		September 30, 2018
Net sales	$2,148,110		$2,067,245
Cost of goods sold (excluding	1,747,913	81.4%	1,670,037	80.8%
depreciation and amortization)
Selling, general and administrative expenses	290,852	13.5%	284,073	13.7%
Depreciation and amortization	15,612		15,618
Income from operations	93,733	4.4%	97,517	4.7%
Net interest and other	13,508		17,050
Income before income taxes	80,225	3.7%	80,467	3.9%
Provision for income taxes	15,886		13,822
Net income	64,339	3.0%	66,645	3.2%
Net loss attributable to noncontrolling interests	(156)		(204)
Net income attributable to WESCO International, Inc.	$64,495	3.0%	$66,849	3.2%

Earnings per diluted common share	$1.52		$1.41
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
common share (in thousands)	42,378		47,486

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30, 2019		September 30, 2018
Net sales	$6,259,465		$6,165,154
Cost of goods sold (excluding	5,067,799	81.0%	4,988,103	80.9%
depreciation and amortization)
Selling, general and administrative expenses	883,222	14.1%	867,790	14.1%
Depreciation and amortization	46,035		47,321
Income from operations	262,409	4.2%	261,940	4.2%
Net interest and other	47,934		54,574
Income before income taxes	214,475	3.4%	207,366	3.4%
Provision for income taxes	44,970		40,077
Net income	169,505	2.7%	167,289	2.7%
Net loss attributable to noncontrolling interests	(824)		(1,921)
Net income attributable to WESCO International, Inc.	$170,329	2.7%	$169,210	2.7%

Earnings per diluted common share	$3.88		$3.56
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
common share (in thousands)	43,901		47,547

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$138,160	$96,343
Trade accounts receivable, net	1,315,026	1,166,607
Inventories	961,997	948,726
Other current assets	163,297	173,964
Total current assets	2,578,480	2,385,640

Other assets (1)	2,468,931	2,219,396
Total assets	$5,047,411	$4,605,036

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$849,584	$794,348
Short-term borrowings and current debt	25,899	56,214
Other current liabilities (1)	229,041	211,384
Total current liabilities	1,104,524	1,061,946

Long-term debt, net	1,346,333	1,167,311
Other noncurrent liabilities (1)	409,844	246,053
Total liabilities	2,860,701	2,475,310

Stockholders' Equity
Total stockholders' equity	2,186,710	2,129,726
Total liabilities and stockholders' equity	$5,047,411	$4,605,036

(1)
Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases, and all the related amendments (“Topic 842”) using the effective date method. The adoption of Topic 842 resulted in the recognition of right-of-use assets and lease liabilities in the balance sheet. As of September 30, 2019, other assets includes $237.3 million of operating lease assets, and other current liabilities and other noncurrent liabilities include $61.1 million and $182.0 million, respectively, of operating lease liabilities.

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2019	September 30, 2018
Operating Activities:
Net income	$169,505	$167,289
Add back (deduct):
Depreciation and amortization	46,035	47,321
Deferred income taxes	4,621	12,194
Change in trade receivables, net	(122,903)	(104,215)
Change in inventories	(1,500)	23,189
Change in accounts payable	46,902	18,235
Other	(25,996)	10,447
Net cash provided by operating activities	116,664	174,460

Investing Activities:
Capital expenditures	(30,323)	(23,749)
Other	(23,167)	3,609
Net cash used in investing activities	(53,490)	(20,140)

Financing Activities:
Debt borrowings (repayments), net	147,605	(90,356)
Equity activity, net	(152,735)	(27,055)
Other	(12,952)	(7,409)
Net cash used in financing activities	(18,082)	(124,820)

Effect of exchange rate changes on cash and cash equivalents	(3,275)	(4,693)

Net change in cash and cash equivalents	41,817	24,807
Cash and cash equivalents at the beginning of the period	96,343	117,953
Cash and cash equivalents at the end of the period	$138,160	$142,760

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, financial leverage, earnings before interest, taxes, depreciation and amortization (EBITDA), and free cash flow. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except organic sales data)
(Unaudited)

	Three Months Ended	Nine Months Ended
Organic Sales Growth:	September 30, 2019	September 30, 2019

Change in net sales	3.9%	1.5%
Impact from acquisitions	0.9%	0.8%
Impact from foreign exchange rates	(0.4)%	(0.9)%
Impact from number of workdays	—%	(0.5)%
Organic sales growth	3.4%	2.1%

Three Months Ended
Organic Sales Growth - Sequential:	September 30, 2019

Change in net sales	(0.1)%
Impact from acquisitions	—%
Impact from foreign exchange rates	0.3%
Impact from number of workdays	(1.6)%
Organic sales growth	1.2%
Note: Organic sales growth is a measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Nine Months Ended
Gross Profit:	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net sales	$2,148,110	$2,067,245	$6,259,465	$6,165,154
Cost of goods sold (excluding depreciation and amortization)	1,747,913	1,670,037	5,067,799	4,988,103
Gross profit	$400,197	$397,208	$1,191,666	$1,177,051
Gross margin	18.6%	19.2%	19.0%	19.1%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	September 30, 2019	December 31, 2018

Income from operations	$352,909	$352,440
Depreciation and amortization	61,711	62,997
EBITDA	$414,620	$415,437

	September 30, 2019	December 31, 2018
Short-term borrowings and current debt	$25,899	$56,214
Long-term debt	1,346,333	1,167,311
Debt discount and debt issuance costs (1)	9,371	9,600
Total debt	1,381,603	1,233,125
Less: cash and cash equivalents	138,160	96,343
Total debt, net of cash	$1,243,443	$1,136,782

Financial leverage ratio	3.0	2.7

(1)	Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, including debt discount and debt issuance costs, net of cash, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended		Nine Months Ended
Free Cash Flow:	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Cash flow provided by operations	$125,439	$87,639	$116,664	$174,460
Less: capital expenditures	(8,921)	(7,365)	(30,323)	(23,749)
Free cash flow	$116,518	$80,274	$86,341	$150,711
Percentage of net income	181%	120%	51%	90%
Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities.